Filed Pursuant to Rule 433
Registration Nos.: 333-209768 and 333-209768-02

***PRICED*** $1.17BN Offered Nissan Auto Lease Trust (NALT) 2016-A

Joint Bookrunners: Citi (str), BofA Merrill Lynch, and MUFG

Co-managers: HSBC, Mizuho Securities, Scotiabank, SMBC Nikko, and TD Securities

CLS	NOTE BAL ($MM)	WAL	M/F	WIN	L.FIN	BMK	Sprd	Yield	Coupon	Price
A-1	154.00	0.28	P-1/F1+	1-7	06/15/17	Yld%		0.620%	0.62%	100.00000
A-2a	407.00	1.22	Aaa/AAA	7-21	08/15/18	EDSF+	38	1.230%	1.22%	99.99172
A-2b	115.00	1.22	Aaa/AAA	7-21	08/15/18	1mL+	38			100.00000
A-3	380.00	1.96	Aaa/AAA	21-27	03/15/19	EDSF+	54	1.497%	1.49%	99.99548
A-4	114.00	2.33	Aaa/AAA	27-29	10/15/21	IS +	68	1.665%	1.65%	99.97889

Ticker:	NALT 2016-A
Expected Ratings:	Moody’s / Fitch
Format:	SEC Registered
Settle:	05/25/16
First Pay:	06/15/16
Pricing Speed:	75% PPC to Maturity
ERISA Eligible:	YES
MIN DENOMS:	$25K x $1K
B&D:	Citi

CUSIPS

65478Q AA6

65478Q AB4

65478Q AC2

65478Q AD0

65478Q AE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system